EXHIBIT 4.5
CONVERTIBLE PREFERRED SECURITIES GUARANTEE AGREEMENT
BY AND BETWEEN
BRIDGE BANCORP, INC.
AND
WILMINGTON TRUST COMPANY
DATED AS OF OCTOBER 23, 2009

i

CONVERTIBLE PREFERRED SECURITIES GUARANTEE AGREEMENT
     THIS CONVERTIBLE PREFERRED SECURITIES GUARANTEE AGREEMENT (this “Preferred Securities Guarantee”), dated as of October 23, 2009, is executed and delivered by BRIDGE BANCORP, INC., a New York corporation (the “Guarantor”), and WILMINGTON TRUST COMPANY, a banking corporation organized under the laws of the State of Delaware, as trustee (the “Guarantee Trustee”), for the benefit of the Holders (as defined herein) from time to time of the Preferred Securities (as defined herein) of Bridge Statutory Capital Trust II, a Delaware statutory trust (the “Trust”).
RECITALS
     WHEREAS, pursuant to an Amended and Restated Trust Agreement (the Trust Agreement), dated as of October 23, 2009, among the trustees of the Trust named therein, the Guarantor, as Depositor and sponsor, and the holders from time to time of undivided beneficial interests in the assets of the Trust, the Trust is issuing on the date hereof up to 15,000 convertible preferred securities, having an aggregate Liquidation Amount of up to $15,000,000 designated the 8.50% Cumulative Convertible Trust Preferred Securities;
     WHEREAS, as incentive for the Holders to purchase the Preferred Securities, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth in this Preferred Securities Guarantee, to pay to the Holders of the Preferred Securities the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the purchase by each Holder of Preferred Securities, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Preferred Securities Guarantee for the benefit of the Holders.
ARTICLE I DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions and Interpretation.
     In this Preferred Securities Guarantee, unless the context otherwise requires:
     (a) capitalized terms used in this Preferred Securities Guarantee but not defined in the preamble above have the respective meanings assigned to them in this Section 1.1;
     (b) terms defined in the Trust Agreement as at the date of execution of this Preferred Securities Guarantee have the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee;
     (c) a term defined anywhere in this Preferred Securities Guarantee has the same meaning throughout;

     (d) all references to the Preferred Securities Guarantee or this Preferred Securities Guarantee are to this Preferred Securities Guarantee as modified, supplemented or amended from time to time;
     (e) all references in this Preferred Securities Guarantee to Articles and Sections are to Articles and Sections of this Preferred Securities Guarantee, unless otherwise specified;
     (f) a term defined in the Trust Indenture Act has the same meaning when used in this Preferred Securities Guarantee, unless otherwise defined in this Preferred Securities Guarantee or unless the context otherwise requires; and
     (g) a reference to the singular includes the plural and vice versa.
     “Affiliate” has the same meaning as given to that term in Rule 405 under the Securities Act of 1933, as amended, or any successor rule thereto.
     “Business Day” means any day other than a Saturday, Sunday, a day on which federal or state banking institutions in New York, New York are authorized or required by law, executive order or regulation to close or a day on which the Corporate Trust Office of the Guarantee Trustee is closed for business.
     “Corporate Trust Office” means the office of the Guarantee Trustee at which the corporate trust business of the Guarantee Trustee shall, at any particular time, be principally administered, which office at the date of execution of this Agreement is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Corporate Trust Administration.
     “Covered Person” means any Holder or beneficial owner of Preferred Securities.
     “Debentures” means the 8.50% Convertible Subordinated Debentures due December 31, 2039, of the Debenture Issuer held by the Property Trustee of the Trust.
     “Debenture Issuer” means Bridge Bancorp, Inc., issuer of the Debentures under the Indenture.
     “Event of Default” means a default by the Guarantor on any of its payment or other obligations under this Preferred Securities Guarantee.
     “Guarantee Payments” means the following payments or distributions, without duplication, with respect to the Preferred Securities, to the extent not paid or made by the Trust: (i) any accrued and unpaid Distributions that are required to be paid on such Preferred Securities, to the extent the Trust shall have funds available therefor, (ii) the redemption price, including all accrued and unpaid Distributions to the date of redemption (the “Redemption Price”), to the extent the Trust has funds available therefor, with respect to any Preferred Securities called for redemption by the Trust, and (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Debentures to the Holders in exchange for Preferred Securities as provided in the Trust Agreement), the lesser of

(a) the aggregate of the Liquidation Amount and all accrued and unpaid Distributions on the Preferred Securities to the date of payment, to the extent the Trust shall have funds available therefor (the “Liquidation Distribution”), and (b) the amount of assets of the Trust remaining available for distribution to Holders in liquidation of the Trust.
     “Guarantee Trustee” means Wilmington Trust Company, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Preferred Securities Guarantee and thereafter means each such Successor Guarantee Trustee.
     “Guarantor” means Bridge Bancorp, Inc. a New York corporation.
     “Holder” shall mean any holder, as registered on the books and records of the Trust, of any Preferred Securities; provided, however, that, in determining whether the holders of the requisite percentage of Preferred Securities have given any request, notice, consent or waiver hereunder, Holder shall not include the Guarantor, the Guarantee Trustee or any of their respective Affiliates.
     “Indemnified Person” means the Guarantee Trustee, any Affiliate of the Guarantee Trustee, or any officers, directors, shareholders, members, partners, employees, representatives, nominees, custodians or agents of the Guarantee Trustee or Affiliate of the Guarantee Trustee.
     “Indenture” means the Indenture dated as of October 23, 2009, among the Debenture Issuer and Wilmington Trust Company, as trustee, and any indenture supplemental thereto pursuant to which the Debentures are to be issued to the Property Trustee of the Trust.
     “Liquidation Amount” means the stated value of $1,000 per Preferred Security.
     “Liquidation Distribution” has the meaning provided therefor in the definition of Guarantee Payments.
     “List of Holders” has the meaning stated in Section 2.2.
     “Majority in Liquidation Amount of the Preferred Securities” means the holders of more than 50% of the Liquidation Amount of all of the Preferred Securities.
     “Officers’ Certificate” means, with respect to any Person, a certificate signed by two authorized officers of such Person, at least one of whom shall be the principal executive officer, principal financial officer, principal accounting officer, treasurer or any vice president of such Person. Any Officers’ Certificate delivered with respect to compliance with a condition or covenant provided for in this Preferred Securities Guarantee shall include:
     (a) a statement that each officer signing the Officers’ Certificate has read the covenant or condition and the definition relating thereto;
     (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers’ Certificate;

     (c) a statement that each such officer has made such examination or investigation as, in such officer’s opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and
     (d) a statement as to whether, in the opinion of each such officer, such condition or covenant has been complied with.
     “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.
     “Preferred Securities” means the 8.50% Cumulative Convertible Trust Preferred Securities representing undivided beneficial interests in the assets of the Trust which rank pari passu with Common Securities issued by the Trust; provided, however, that upon the occurrence of an Event of Default, the rights of holders of Common Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise are subordinated to the rights of holders of Preferred Securities.
     “Redemption Price” has the meaning provided therefor in the definition of Guarantee Payments.
     “Responsible Officer” means, with respect to the Guarantee Trustee, any officer within the corporate trust department of the Guarantee Trustee with direct responsibility for the administration of this Preferred Securities Guarantee, including any vice-president, any assistant vice-president, associate, any assistant secretary, assistant treasurer or other officer of the Guarantee Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or, to whom any corporate trust matter is referred because of that officer’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Guarantee Agreement.
     “Successor Guarantee Trustee” means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.1 and that has accepted such appointment pursuant to Section 4.2.
     “Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.
ARTICLE II — TRUST INDENTURE ACT
Section 2.1 Trust [Reserved].
Section 2.2 Lists of Holders of Securities.

     In the event the Guarantee Trustee is not also acting in the capacity of the Property Trustee under the Trust Agreement, the Guarantor shall cause the Guarantee Trustee to be provided with a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the Preferred Securities (“List of Holders”) as of the date (i) within one Business Day after March 15, June 15, September 15 and December 15, and (ii) at any other time within 30 days of receipt by the Guarantor of a written request for a List of Holders as of a date no more than 15 days before such List of Holders is given to the Guarantee Trustee; provided, that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders caused to have been given to the Guarantee Trustee by the Guarantor. The Guarantee Trustee may destroy any List of Holders previously given to it on receipt of a new List of Holders.
Section 2.3 [Reserved].
Section 2.4 [Reserved].
Section 2.5 [Reserved].
Section 2.6 Events of Default; Waiver.
     The Holders of a Majority in Liquidation Amount of Preferred Securities may, by vote, on behalf of the Holders of all of the Preferred Securities, waive any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Preferred Securities Guarantee, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.
Section 2.7 Event of Default; Notice.
     (a) The Guarantee Trustee shall, within 90 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders of the Preferred Securities, notices of all Events of Default actually known to a Responsible Officer of the Guarantee Trustee, unless such defaults have been cured before the giving of such notice; provided, that, except in the case of a default by Guarantor on any of its payment obligations, the Guarantee Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Guarantee Trustee in good faith determines that the withholding of such notice is in the interests of the Holders of the Preferred Securities.
     (b) The Guarantee Trustee shall be deemed not to have notice or knowledge of any default or Event of Default unless the Guarantee Trustee shall have received written notice thereof, referencing this Guarantee, or a Responsible Officer of the Guarantee Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge thereof.
Section 2.8 [Reserved].

ARTICLE III — POWERS, DUTIES AND RIGHTS OF GUARANTEE TRUSTEE
Section 3.1 Powers and Duties of the Guarantee Trustee.
     (a) This Preferred Securities Guarantee shall be held by the Guarantee Trustee for the benefit of the Holders of the Preferred Securities, and the Guarantee Trustee shall not transfer this Preferred Securities Guarantee to any Person except a Holder of Preferred Securities exercising his or her rights pursuant to Section 5.4(b) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee herein shall automatically cease as to such Guarantee Trustee and vest in any Successor Guarantee Trustee, and such cessation and vesting of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.
     (b) If an Event of Default of which the Guarantee Trustee has actual knowledge as provided in Section 2.7(b) has occurred and is continuing, the Guarantee Trustee shall enforce this Preferred Securities Guarantee for the benefit of the Holders of the Preferred Securities.
     (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants shall be read into this Preferred Securities Guarantee against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.6) of which the Guarantee Trustee has actual knowledge as provided in Section 2.7(b), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Preferred Securities Guarantee, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.
     (d) No provision of this Preferred Securities Guarantee shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:
          (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:
               (A) the duties and obligations of the Guarantee Trustee shall be determined solely by the express provisions of this Preferred Securities Guarantee, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Preferred Securities Guarantee, and no implied covenants or obligations shall be read into this Preferred Securities Guarantee against the Guarantee Trustee; and
               (B) the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Preferred Securities Guarantee; but in the case of any such certificates or opinions that by any provision hereof are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Preferred Securities Guarantee;
          (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;
          (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in Liquidation Amount of the Preferred Securities then Outstanding relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Preferred Securities Guarantee; and
          (iv) no provision of this Preferred Securities Guarantee shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers, if the Guarantee Trustee shall have reasonable grounds for believing that the repayment of such funds or liability is not reasonably assured to it under the terms of this Preferred Securities Guarantee or indemnity, reasonably satisfactory to the Guarantee Trustee, against such risk or liability is not reasonably assured to it.
Section 3.2 Certain Rights of Guarantee Trustee.
     (a) Subject to the provisions of Section 3.1:
          (i) the Guarantee Trustee may conclusively rely, and shall be fully protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed, sent or presented by the proper party or parties;
          (ii) Any direction or act of the Guarantor contemplated by this Preferred Securities Guarantee shall be sufficiently evidenced by an Officers’ Certificate;
          (iii) whenever, in the administration of this Preferred Securities Guarantee, the Guarantee Trustee shall deem it desirable that a matter be proved or established before taking, suffering or omitting any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, request and conclusively rely upon an Officers’ Certificate which, upon receipt of such request, shall be promptly delivered by the Guarantor;

          (iv) the Guarantee Trustee shall have no duty to see to any recording, filing or registration of any instrument (or any rerecording, refiling or registration thereof);
          (v) the Guarantee Trustee may consult with counsel at the expense of the Guarantor, and the written advice or opinion of such counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion. Such counsel may be counsel to the Guarantor or any of its Affiliates and may include any of its employees. The Guarantee Trustee shall have the right at any time at the expense of the Guarantor to seek instructions concerning the administration of this Preferred Securities Guarantee from any court of competent jurisdiction;
          (vi) the Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Preferred Securities Guarantee at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity, reasonably satisfactory to the Guarantee Trustee, against the costs, expenses (including attorneys’ fees and expenses and the expenses of the Guarantee Trustee’s agents, nominees or custodians) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided that, nothing contained in this Section 3.2(a)(vi) shall be taken to relieve the Guarantee Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Preferred Securities Guarantee;
          (vii) the Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit;
          (viii) the Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, nominees, custodians or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;
          (ix) no third party shall be required to inquire as to the authority of the Guarantee Trustee to so act or as to its compliance with any of the terms and provisions of this Preferred Securities Guarantee, both of which shall be conclusively evidenced by the Guarantee Trustee’s or its agent’s taking such action;
          (x) whenever in the administration of this Preferred Securities Guarantee the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (i) may request instructions from the Holders of a Majority in Liquidation Amount of the Preferred Securities then Outstanding, (ii) may refrain from enforcing such remedy or right or taking such other action until such instructions are received, and (iii) shall be protected in conclusively relying on or acting in accordance with such instructions.

     (b) No provision of this Preferred Securities Guarantee shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty.
Section 3.3 Not Responsible for Recitals or Issuance of Guarantee.
     The Recitals contained in this Guarantee shall be taken as the statements of the Guarantor. The Guarantee Trustee does not assume any responsibility for such Recitals, and makes no representation as to the validity or sufficiency of this Preferred Securities Guarantee.
ARTICLE IV — GUARANTEE TRUSTEE
Section 4.1 Guarantee Trustee; Eligibility.
     (a) There shall at all times be a Guarantee Trustee which shall:
          (i) not be an Affiliate of the Guarantor; and
          (ii) be a corporation organized and doing business under the laws of the United States of America or any state or territory thereof or of the District of Columbia, or a corporation or Person permitted by the Securities and Exchange Commission to act as an institutional trustee under the Trust Indenture Act, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $100,000,000, and subject to supervision or examination by federal, state, territorial or District of Columbia authority. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority referred to above, then, for the purposes of this Section 4.1(a)(ii), the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.
     (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.1(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.2(c).
     (c) Subject to Section 2.8, if the Guarantee Trustee has or shall acquire any conflicting interest within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act.
Section 4.2 Appointment, Removal and Resignation of Guarantee Trustee.

     (a) Subject to Section 4.2(b), the Guarantee Trustee may on thirty (30) days notice, resign or be appointed or removed without cause by the Guarantor.
     (b) The Guarantee Trustee shall not resign or be removed in accordance with Section 4.2(a) until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor and the Guarantee Trustee that is resigning or being removed.
     (c) The Guarantee Trustee appointed to office shall hold office until a Successor Guarantee Trustee shall have been appointed and has accepted such appointment pursuant to Section 4.2(b). Subject to Section 4.2(b), the Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor.
     (d) If a Successor Guarantee Trustee shall not have been appointed and accepted appointment as provided in this Section 4.2 within 60 days after delivery to the Guarantor of an instrument of resignation, the resigning Guarantee Trustee at the Guarantor’s expense may petition any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.
     (e) No Guarantee Trustee shall be liable for the acts or omissions to act of any Successor Guarantee Trustee.
     (f) Upon termination of this Preferred Securities Guarantee or removal or resignation of the Guarantee Trustee pursuant to this Section 4.2, the Guarantor shall pay to the Guarantee Trustee all fees and expenses accrued to the date of such termination, removal or resignation, to the extent not previously paid.
ARTICLE V — GUARANTEE
Section 5.1 Guarantee.
     The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by the Trust), as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert. The Guarantor’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders.
Section 5.2 Waiver of Notice and Demand.
     The Guarantor hereby waives notice of acceptance of this Preferred Securities Guarantee and of any liability to which it applies or may apply, presentment, demand for payment, any right to require a proceeding first against the Trust or any other Person before proceeding against the

Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.
Section 5.3 Obligations Not Affected.
     The obligations, covenants, agreements and duties of the Guarantor under this Preferred Securities Guarantee shall in no way be affected or impaired by reason of the happening from time to time of any of the following:
     (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the Preferred Securities to be performed or observed by the Trust;
     (b) the extension of time for the payment by the Trust of all or any portion of the Distributions, Redemption Price, Liquidation Distribution or any other sums payable under the terms of the Preferred Securities or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the Preferred Securities (other than an extension of time for payment of Distributions, Redemption Price, Liquidation Distribution or other sum payable that results from the extension of any interest payment period on the Debentures or any extension of the maturity date of the Debentures permitted by the Indenture);
     (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the Preferred Securities, or any action on the part of the Holders granting indulgence or extension of any kind;
     (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;
     (e) any invalidity of, or defect or deficiency in, the Preferred Securities;
     (f) any failure or omission to receive any regulatory approval or consent required in connection with the Preferred Securities (or the common equity securities issued by the Trust), including the failure to receive any approval of the Board of Governors of the Federal Reserve System required for the redemption of the Preferred Securities;
     (g) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or
     (h) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.3 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

     There shall be no obligation of the Holders to give notice to, or obtain consent of, the Guarantor with respect to the happening of any of the foregoing.
Section 5.4 Rights of Holders.
     (a) Subject to Section 5.4(b), the Holders of a Majority in Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting of any proceeding for any remedy available to the Guarantee Trustee in respect of this Preferred Securities Guarantee or exercising any trust or power conferred upon the Guarantee Trustee under this Preferred Securities Guarantee.
     (b) Any Holder of Preferred Securities may institute and prosecute a legal proceeding directly against the Guarantor to enforce its rights under this Preferred Securities Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other Person.
Section 5.5 Guarantee of Payment.
     This Preferred Securities Guarantee creates a guarantee of payment and not of collection.
Section 5.6 Subrogation.
     The Guarantor shall be subrogated to all (if any) rights of the Holders of Preferred Securities against the Trust in respect of any amounts paid to such Holders by the Guarantor under this Preferred Securities Guarantee; provided, however, that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any right that it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Preferred Securities Guarantee, if, at the time of any such payment, any amounts are due and unpaid under this Preferred Securities Guarantee. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders.
Section 5.7 Independent Obligations.
     The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the Preferred Securities, and that the Guarantor shall be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Preferred Securities Guarantee notwithstanding the occurrence of any event referred to in subsections (a) through (h), inclusive, of Section 5.3 hereof.
Section 5.8 Conversion.
     The Guarantor acknowledges and agrees to honor and perform all of its obligations to issue and deliver the common stock of the Guarantor upon the conversion of the Preferred

Securities and the Debentures as provided in Article IV of the Trust Agreement and Article IV of the Indenture.
ARTICLE VI — LIMITATION OF TRANSACTIONS; SUBORDINATION
Section 6.1 Limitation of Transactions.
     So long as any Preferred Securities remain outstanding, if there shall have occurred an Event of Default under this Preferred Securities Guarantee, an event of default under the Trust Agreement or an Event of Default under the Indenture during an Extended Interest Payment Period (as defined therein), then (a) the Guarantor shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than as a result of a reclassification of its capital stock for another class of its capital stock) and (b) the Guarantor shall not make any payment of interest or principal on or repay, repurchase or redeem any debt securities issued by the Guarantor which rank pari passu with or junior to the Debentures, other than payments under this Preferred Securities Guarantee.
Section 6.2 Ranking.
     This Preferred Securities Guarantee will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior Debt, Subordinated Debt and Additional Senior Obligations, as defined in the Indenture, of the Guarantor, to the extent and in the manner set forth in the Indenture, and the applicable provisions of the Indenture will apply, in all relevant respects, to the obligations of the Guarantor hereunder.
ARTICLE VII — TERMINATION
Section 7.1 Termination.
     This Preferred Securities Guarantee shall terminate upon the earliest to occur of: (i) full payment of the Redemption Price of all Preferred Securities, (ii) full payment of the amounts payable in accordance with the Trust Agreement upon liquidation of the Trust, or (iii) distribution of all Outstanding Debentures to the Holders of all Outstanding Preferred Securities. Notwithstanding the foregoing, this Preferred Securities Guarantee shall continue to be effective or shall be reinstated, as the case may be, if at any time any Holder of Preferred Securities must restore payment of any sums paid under the Preferred Securities or under this Preferred Securities Guarantee.
ARTICLE VIII — INDEMNIFICATION
Section 8.1 Exculpation.
     (a) No Indemnified Person shall be liable, responsible or accountable in damages or otherwise to the Guarantor or any Covered Person for any loss, damage, claims, liability, penalty or expense of any kind or nature whatsoever incurred by reason of any act or omission performed or omitted by such Indemnified Person in accordance with this Preferred Securities Guarantee and in a manner that such Indemnified Person reasonably believed to be within the scope of the authority conferred on such Indemnified Person by this Preferred Securities Guarantee or by law, except that an Indemnified Person shall be liable for any such loss, damage, claims, liability, penalty or expense incurred by reason of such Indemnified Person’s negligence or willful misconduct with respect to such acts or omissions.
     (b) An Indemnified Person shall be fully protected in relying upon the records of the Guarantor and upon such information, opinions, reports or statements presented to the Guarantor by any Person as to matters the Indemnified Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Guarantor, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses, or any other facts pertinent to the existence and amount of assets from which Distributions to Holders of Preferred Securities might properly be paid.
Section 8.2 Indemnification.
     The Guarantor agrees to indemnify each Indemnified Person for, and to hold each Indemnified Person harmless against, any loss, damage, claims, liability, penalty or expense of any kind or nature whatsoever incurred without gross negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts hereunder, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against, or investigating, any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Guarantor’s obligation to indemnify as set forth in this Section 8.2 shall survive the termination of this Preferred Securities Guarantee.
ARTICLE IX — MISCELLANEOUS
Section 9.1 Successors and Assigns.
     All guarantees and agreements contained in this Preferred Securities Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the Preferred Securities then outstanding and each Indemnified Person.
     Any corporation into which the Guarantee Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Guarantee Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business or assets of the Guarantee Trustee, shall be the successor of the Guarantee Trustee hereunder, provided that such corporation shall be qualified and eligible under the provisions of Section 4.1, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.2 Amendments.
     This Preferred Securities Guarantee may be amended only in writing signed by the parties. Except with respect to any changes that do not materially adversely affect the rights of Holders as determined by an opinion of counsel (which may be counsel for the Guarantor) at the Guarantor’s expense, addressed to the Guarantee Trustee (in which case no consent of Holders will be required), this Preferred Securities Guarantee may only be amended with the prior approval of the Holders of at least a Majority in Liquidation Amount of the Preferred Securities. No amendment that affects the duties, obligations or protections of the Guarantee Trustee shall be made without the consent of the Guarantee Trustee. The provisions of Article VI of the Trust Agreement with respect to meetings of Holders of the Preferred Securities apply to the giving of such approval.
Section 9.3 Notices.
     All notices provided for in this Preferred Securities Guarantee shall be in writing, duly signed by the party giving such notice, and shall be delivered, telecopied or mailed by registered or certified mail, as follows:
     (a) If given to the Guarantee Trustee, at the Guarantee Trustee’s mailing address set forth below (or such other address as the Guarantee Trustee may give notice of to the Guarantor and the Holders of the Preferred Securities):
Wilmington Trust Company 1100 North Market Street Wilmington, Delaware 19890 Attention: Corporate Trust Administration

With a copy to:

Richards, Layton & Finger, P.A. One Rodney Square 920 North King Street Wilmington, Delaware 19801 Attention: J. Weston Peterson
     (b) If given to the Guarantor, at the Guarantor’s mailing address set forth below (or such other address as the Guarantor may give notice of to the Guarantee Trustee the Holders of the Preferred Securities):
Bridge Bancorp, Inc. 2200 Montauk Highway Bridgehampton, New York 11932 Attention: Chief Executive Officer

With a copy to:

Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Attention: John J. Gorman
     (c) If given to any Holder of Preferred Securities, at the address set forth on the books and records of the Trust.
     All such notices shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.
Section 9.4 Benefit.
     Except as it applies to the Guarantee Trustee and any Indemnified Person, this Preferred Securities Guarantee is solely for the benefit of the Holders of the Preferred Securities and, subject to Section 3.1(a), is not separately transferable from the Preferred Securities.
Section 9.5 Governing Law.
     THIS PREFERRED SECURITIES GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     IN WITNESS WHEREOF, the parties hereto have caused this Convertible Preferred Securities Guarantee to be duly executed, all as of the day and year first above written.

BRIDGE BANCORP, INC., as Guarantor
By:	/s/ Kevin M. O’Connor
	Name:	Kevin M. O’Connor
	Title:	President and Chief Executive Officer

WILMINGTON TRUST COMPANY, as Guarantee Trustee
By:	/s/ Joshua C. Jones
	Name:	Joshua C. Jones
	Title:	Financial Services Officer